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                                                                   EXHIBIT T3A-3

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                   THIRD RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             PIONEER COMPANIES, INC.

                                   ----------

                    Adopted in accordance with the provisions of Section 242 of the General Corporation
                          Law of the State of Delaware

                                   ----------

                  We, Joshua A. Polan, Vice President, and William L. Mahone, Assistant Secretary of Pioneer Companies, Inc., a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

                  FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Third Restated Certificate of Incorporation of said corporation:

                  That Article FOURTH be amended by adding the following paragraphs immediately following paragraph D of Article
                  FOURTH:

                           "E. At 5 p.m. New York City time on the effective date of this amendment (the "Effective Time"), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Class A Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fourth (1/4) of a share of Class A Common Stock (the "New Class A Common Stock"), subject to the treatment of fractional share interests as described below. Such reclassification and change of Old Class A Common Stock into New Class A Common Stock shall not change the par value per share of the shares reclassified and changed, which par value shall remain $.01 per share. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Class A Common Stock (the "Old Class A Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Class A Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Class A Certificates," whether one or more) representing the number of whole shares of New Class A Common Stock into which and for which the shares of the Old Class A Common Stock formerly represented by such Old Class A Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Time, Old Class A

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                           Certificates shall represent only the right to
                           receive New Class A Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Class A Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Class A Certificates shall receive, in lieu of any fraction of a share of New Class A Common Stock to which the holder would otherwise be entitled, a cash payment therefor in an amount equal to the product of (a) the number of shares of Old Class A Common Stock that would otherwise be converted into a fractional interest pursuant to the reclassification effected hereby and (b) the average of the high bid and low asked prices of one share of Old Class A Common Stock, as reported on the NASD OTC Bulletin Board, for the ten business days immediately preceding the effective date of this amendment for which transactions in Old Class A Common Stock are reported thereon. If more than one Old Class A Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Class A Common Stock for which New Class A Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Class A Certificates so surrendered. If any New Class A Certificate is to be issued in a name other than that in which the Old Class A Certificates surrendered for exchange are issued, the old Class A Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Class A Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Time, the amount of capital represented by the shares of the New Class A Common Stock into which and for which the shares of the Old Class A Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Class A Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

                           F. At the Effective Time, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Class B Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fourth (1/4) of a share of Class B Common Stock (the "New Class B Common Stock"), subject to the treatment of fractional share interests as described below. Such reclassification and change of Old Class B Common Stock into


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                           New Class B Common Stock shall not change the par
                           value per share of the shares reclassified and changed, which par value shall remain $.01 per share. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Class B Common Stock (the "Old Class B Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Class B Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Class B Certificates," whether one or more) representing the number of whole shares of New Class B Common Stock into which and for which the shares of the Old Class B Common Stock formerly represented by such Old Class B Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Time, Old Class B Certificates shall represent only the right to receive New Class B Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Class B Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Class B Certificates shall receive, in lieu of any fraction of a share of New Class B Common Stock to which the holder would otherwise be entitled, a cash payment therefor in an amount equal to the product of (a) the number of shares of Old Class B Common Stock that would otherwise be converted into a fractional interest pursuant to the reclassification effected hereby and (b) the average of the high bid and low asked prices of one share of Old Class B Common Stock, as reported on the NASD OTC Bulletin Board, for the ten business days immediately preceding the effective date of this amendment for which transactions in Old Class B Common Stock are reported thereon. If more than one Old Class B Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Class B Common Stock for which New Class B Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Class B Certificates so surrendered. If any New Class B Certificate is to be issued in a name other than that in which the Old Class B Certificates surrendered for exchange are issued, the old Class B Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Class B Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Time, the amount of capital represented by the shares


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                           of the New Class B Common Stock into which and for
                           which the shares of the Old Class B Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Class B Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."

                  SECOND: That the stockholders of said corporation, at a meeting duly held, have approved said amendment in accordance with the General Corporation Law of the State of Delaware.

                  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by its duly authorized officers this 27th day of April, 1995.


                                   /s/ Joshua A. Polan
                                   ---------------------------------------------
                                   Name:  Joshua A. Polan
                                   Title: Vice President

                                   /s/ William L. Mahone
                                   ---------------------------------------------
                                   Name:  William L. Mahone
                                   Title: Assistant Secretary


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                   THIRD RESTATED CERTIFICATE OF INCORPORATION

                              FINEVEST FOODS, INC.

                             Pursuant to Section 245
                     of the Delaware General Corporation Law


         Finevest Foods, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Finevest Foods, Inc.

         2. The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on October 16, 1987, amended and restated on February 29, 1988 and amended and restated on July 9, 1992 (the "Second Restated Certificate of Incorporation").

         3. This Third Restated Certificate of Incorporation restates and amends the Second Restated Certificate of Incorporation.

         4. The Corporation has received payment for its capital stock.

         5. At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Second Restated Certificate of Incorporation (the "Amendment"), declaring the Amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

         6. Thereafter, pursuant to resolution of its Board of Directors, the necessary number of shares as required by statute were voted in favor of the Amendment pursuant to the Annual Meeting of Stockholders of the Corporation in accordance with Section 211 of the General Corporation Law of the State of Delaware Law.

         7. The Amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

         8. The text of the Second Restated Certificate of Incorporation is hereby amended by the Amendment and restated to read in full as follows:

         FIRST: The name of the Corporation is GEV Corporation.

         SECOND: The address of its registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


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         FOURTH: A. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is sixty million (60,000,000) shares, of which fifty million (50,000,000) shares are to be Common Stock (representing forty-six million (46,000,000) shares of Class A Common Stock and four million (4,000,000) shares of Class B Common Stock (the Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "Common Stock")), par value $.01 per share, and ten million (10,000,000) shares are to be Preferred Stock, par value $.01 per share.

         B. The classes of Preferred Stock and Common Stock shall have the following respective terms:

                                 PREFERRED STOCK

         1. The Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series may differ from every other series already outstanding in such respects as may be determined from time to time by the Board of Directors prior to the issuance of any shares thereof, including but not limited to the following:

                  (a) the rate of dividend (or the method by which such rate may be determined), if any, which the Preferred Stock of any such series shall be entitled to receive, whether the dividends of such series shall be cumulative or non-cumulative and, if such dividends shall be cumulative, the date from which they shall be cumulative;

                  (b) the right or obligation, if any, of the Corporation to redeem shares of Preferred Stock of any series and the amount per share which the Preferred Stock of any such series shall be entitled to receive in case of the redemption thereof, and the right of the Corporation, if any, to reissue any such shares after the same shall have been redeemed;

                  (c) the amount per share which the Preferred Stock of any such series shall be entitled to receive in case of the voluntary liquidation, dissolution or winding up of the Corporation, or in case of the involuntary liquidation, dissolution or winding up of the Corporation;

                  (d) the right, if any, of the holders of Preferred Stock of any such series to convert the same into other classes of stock, and the terms and conditions of such conversion;

                  (e) the voting power, if any, of the holders of Preferred Stock of any series, and the terms and conditions under which they may exercise such voting power; provided, however, that the Corporation shall not issue non-voting equity securities and with respect to any series of Preferred Stock the terms of such stock shall include adequate provisions for the election of directors representing such Preferred Stock in the event of default in the payment of dividends on such Preferred Stock;

                  (f) the terms of the sinking fund or fund of a similar nature, if any, to be provided for the Preferred Stock of any such series; and


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                  (g) such other preferences and relative, participating,
         optional or other special rights, and the qualifications, limitations or restrictions thereof, which are fixed by resolution or resolutions of the Board of Directors (the "Authorization Resolutions") providing for the issuance of the Preferred Stock of any such series.

         2. The description and terms of the Preferred Stock of each series in respect of the foregoing particulars shall be fixed and determined by the Board of Directors by appropriate resolution or resolutions at or prior to the time of the authorization of the issue of the original shares of each such series.

         3. In case the stated dividends (to the extent then payable) and the amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full, the shareholders of all series of the Preferred Stock shall share in the payment of dividends, including accumulations, if any, and in any distribution of assets other than by way of dividends, in accordance with and to the extent permitted by the preferences fixed by the Authorization Resolutions of all series of Preferred Stock then outstanding.

         4. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends in cash at the annual or other rate fixed for each particular series. The holders of the Preferred Stock of each series shall be entitled to receive any additional dividends thereon as may be specified in the Authorization Resolutions of such series.

         5. So long as any of the Preferred Stock remains outstanding, in no event shall any dividend whatever, whether in cash or other property (other than in shares of Common Stock), be paid or declared on the Common Stock by the Corporation unless (a) the full dividends of the Preferred Stock for all past dividend periods from the respective date or dates on which they become cumulative shall have been paid and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum set apart sufficient for the payment thereof, and (b) if at any time the Corporation is obligated to retire or redeem shares of any series of the Preferred Stock pursuant to a sinking fund or a fund of a similar nature or otherwise, all arrears, if any, in respect of the retirement or redemption of the Preferred Stock of all such series shall have been made good. Subject to the foregoing provisions, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock in accordance with paragraph 7 of this Article FOURTH from time to time out of the remaining funds of the Corporation legally available therefor, and the Preferred Stock shall not, unless otherwise permitted by the Authorization Resolutions of such series, be entitled to participate in any such dividend, whether payable in cash, stock or otherwise. No limitations, conditions or restrictions whatever are imposed by the provisions of this paragraph 5 upon the purchase or redemption or other acquisitions by the Corporation of any class or classes of any capital stock or other securities of the Corporation.

         6. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock, the holders of the Preferred Stock of each series shall be entitled to be paid in cash the applicable liquidation price per share determined in the manner, or in the amount, fixed at the time of the original authorization of issuance of shares of such respective


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series, together with a sum, in the case of each share of the Preferred Stock, computed at the annual dividend rate for the series of which the particular share is a part from the date on which dividends on such share became cumulative to the date fixed for such distribution or payment less the aggregate amount of all dividends theretofore and on such distribution or payment date paid thereon. If such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock (as a single class in equal amounts of remaining assets and funds for each share of Class A Common Stock and Class B Common Stock) and the holders of the Preferred Stock of each series, if any, entitled to participate in the remaining assets and funds of the Corporation in accordance with the terms fixed in the Authorization Resolutions of such series.

                                  COMMON STOCK

         7. The Common Stock shall be comprised of two classes, Class A Common Stock and Class B Common Stock. Each holder of Class A Common Stock shall have one vote in respect of each share held by such holder. Each holder of Class B Common Stock shall have one-tenth of one vote in respect of each share of Class B Common Stock held by such holder.

         8. Except as otherwise required by law and except as expressly provided in this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the foregoing provisions of this Article FOURTH with respect to the Preferred Stock, the holders of Common Stock (a) shall have the exclusive voting rights for the election of directors and for all other purposes, each holder of Class A Common Stock being entitled to one vote for each share thereof held by such holder, and each holder of Class B Common Stock being entitled to one-tenth of one vote for each share thereof held by such holder, and (b) shall be entitled to receive dividends payable in such property or shares of the capital stock of the Corporation when and as declared by the Board of Directors, subject to the following rights and restrictions:

                  (a) No cash dividend or other distribution of property shall be declared or paid on shares of Class A Common Stock or Class B Common Stock unless a cash dividend or other distribution of property in an equal per share amount is simultaneously declared and paid on shares of the Class B Common Stock or Class A Common Stock, respectively.

                  (b) Stock dividends declared on the Class A Common Stock shall be payable solely in shares of Class A Common Stock and stock dividends declared on the Class B Common Stock shall be payable solely in shares of Class B Common stock. No stock dividend shall be declared or paid on shares of the Class A Common Stock or Class B Common Stock unless a stock dividend payable proportionately, on a per share basis, in shares of Class B Common Stock or Class A Common Stock, respectively, is simultaneously declared and paid on the Class B Common Stock or Class A Common Stock, respectively.

         9. Purchases. Subject to any applicable provisions of this Article IV, the Corporation may at any time or from time to time purchase or otherwise acquire shares of its Class A Common Stock or Class B Common Stock in any manner now or hereafter permitted by law or pursuant to any agreement.


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         10. Subdivision or Combination of Common Stock. The shares of Class A
Common Stock or Class B Common Stock shall not be subdivided by a stock split or stock dividend or combined unless, at the same time, the shares of Class B Common Stock or Class A Common Stock, respectively, are proportionately, on a per share basis, subdivided by a stock split or stock dividend or combined.

         11. Conversion of Shares of Class B Common Stock into Shares of Class A Common Stock.

                  (a) At any time and from time to time, each record holder of Class B Common Stock will be entitled to convert any or all of such holder's shares of Class B Common Stock into the same number of shares of Class A Common Stock.

                  (b) Each conversion of shares of Class B Common Stock into shares of Class A Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Class B Common Stock) at any time during normal business hours, together with a written notice by the holder of such Class B Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common Stock represented by such certificate or certificates into Class A Common Stock. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common Stock as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.

                  (c) Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (i) the certificate or certificates for the Class A Common Stock issuable upon such conversion and (ii) a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

                  (d) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Class B Common Stock as provided in this Part B, such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Class B Common Stock. All shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock shall, when issued, be duly and validly issued, fully paid and non assessable and free and clear of all liens, claims, options, charges, preemptive rights or other security interests or encumbrances.


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                  (e) The issuance of certificates for Class A Common Stock to any holder of Class B Common Stock upon conversion of Class B Common Stock held by such holder will be made without charge to such holder for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common Stock. The Corporation will not close its books against the transfer of Class B Common Stock or of Class A Common Stock issued or issuable upon conversion of Class B Common Stock or against the conversion of Class B Common Stock into Class A Common Stock.

                  (f) Shares of Class B Common Stock acquired by the Corporation by the conversion thereof into shares of Class A Common Stock shall be retired and cancelled promptly after the acquisition thereof. No such cancelled shares shall be reissued.

                  (g) In case of, and as a condition to, any capital reorganization of, or any reclassification of the capital stock of, the Corporation (other than a subdivision or combination of shares of Class A Common Stock or Class B Common Stock into a greater or lesser number of shares (whether with or without par value) or a change in the par value of Class A Common Stock or Class B Common Stock from par value to no par value, or from no par value to par value or in the case of, and as a condition to, the consolidation or merger of the Corporation with or into another company (other than a merger in which the Corporation is the continuing Company and which does not result in any reclassification of outstanding shares of Class A Common Stock or Class B Common Stock), each share of Class B Common Stock shall be entitled to the same consideration as a share of Class A Common Stock, without regard to any differences in voting or other rights set forth herein, and shall be convertible into the number of shares of stock or other securities or property receivable upon such reorganization, reclassification, consolidation or merger by a holder of the number of shares of Class A Common Stock of the Corporation into which such shares of Class B Common Stock were convertible immediately prior to such reorganization, reclassification, consolidation or merger; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this Article FOURTH with respect to the rights and interest thereafter of the holders of Class B Common Stock to the end that the provisions set forth in this Article FOURTH (including provisions with respect to the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of the shares of Class B Common Stock.

         12. Shares of Common Stock Identical.

                  Except as otherwise specifically provided herein, all shares of Class A Common Stock and all shares of Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

                  C. The issuance of any shares of Common Stock or Preferred Stock authorized hereunder and any other actions permitted to be taken by the Board of Directors pursuant to this Article FOURTH must be authorized by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the entire Board of Directors or by a committee of the Board

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


of Directors constituted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the entire Board of Directors.

                  D. Notwithstanding any other provision of this Certificate of Incorporation, (i) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, charge or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Sections B through D of this Article FOURTH,
(ii) the provisions of paragraphs B6 through 12 of this Article FOURTH may not be modified, changed or amended without the prior written consent of the holders of not less than 66-2/3% of the outstanding shares of Class B Common Stock,
(iii) no other provisions of this Restated Certificate of Incorporation may be modified, changed or amended without the prior written consent of the holders of not less than 66-2/3% of the outstanding shares of Class B Common Stock if such modification, change or amendment would adversely affect any of the powers, preferences or special rights of the shares of Class B Common Stock and (iv) no additional shares of Class B Common Stock shall be issued without the prior written consent of a majority of the outstanding shares of Class B Common Stock.

         FIFTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be written ballot unless the By-laws of the Corporation shall so provide.

         SIXTH: The Corporation is to have perpetual existence.

         SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

         EIGHTH: A. In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-laws of the Corporation, and except as otherwise expressly provided in Section B of this Article EIGHTH, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding from such number of outstanding shares, and from such required vote, Voting Stock beneficially owned by any Interested Stockholder (as hereinafter defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in an agreement with a national securities exchange or otherwise.


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                  B. The provisions of Section A of this Article EIGHTH shall not be applicable to a particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the By-laws of the Corporation or otherwise, if all of the conditions specified in either of the following Paragraphs 1 or 2 are met; provided, however, that in the case of a Business Combination that does not involve the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), then the provisions of Section A of this Article EIGHTH must be satisfied unless the conditions specified in the following Paragraph 1 are met:

         1. The Business Combination shall have been approved (and such approval shall not have been subsequently rescinded) by a majority of the Continuing Directors (as hereinafter defined), either specifically or as a transaction which is within an approved category of transactions with an Interested Stockholder. Such approval may be given prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder; provided, however, that approval shall be effective for the purposes of this Paragraph 1 only if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) was present; and provided, further, that such approval may be rescinded by a majority of the Continuing Directors at any meeting at which a Continuing Director Quorum is present and which is held prior to consummation of the proposed Business Combination.

         2. All of the following conditions, if applicable, shall have been met:

                  a. The Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination (the "Consummation Date"), of the consideration to be received per share by all holders of shares of any class or series of outstanding Capital Stock in connection with such Business Combination shall be at least equal to the amount determined, as applicable, under Paragraph (i) or (ii) below:

                  (i) if the Fair Market Value per share of such class or series of Capital Stock on the date of the first public announcement of the proposed Business Combination (the "Announcement Date") is less than the Fair Market Value per share of such class or series of Capital Stock on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), an amount (the "Premium Capital Stock Price") equal to the sum of (A) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date plus (B) the product of the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date multiplied by the highest percentage premium over the closing sale price per share of such class or series of Capital Stock paid on any day by or on behalf of the Interested Stockholder for any shares of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder; provided, however, that if the Premium Capital Stock price as determined above is greater than the highest per share price paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, the amount required under this Paragraph (i) shall be the higher of (Y) such highest price paid by or on behalf of the Interested Stockholder, and (Z) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date. The Fair Market Value and other prices per share of such class or series of Capital Stock referred to in this Paragraph
(i) shall be in each case appropriately adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock.

                  (ii) If the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date is greater than or equal to the Fair Market Value per share of such class or series of Capital Stock on the Determination Date, in each case as appropriately adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock, a price per share equal to the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date.

                  (iii) The provisions of Paragraphs (i) and (ii) above shall be required to be met with respect to every class or series of outstanding Capital Stock which is the subject of the Business Combination whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                  b. After the Determination Date and prior to the Consummation Date of such Business Combination: (i) except as approved by a majority of the Continuing Directors at a meeting at which a Continuing Director Quorum is present, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors at a meeting at which a Continuing Director Quorum is present; and (iii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder or except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage of beneficial ownership of any class or series of Capital Stock.

                  c. After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  d. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations), shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the Corporation.

                  e. Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of at least a majority of the Continuing Directors.

         C. The following definitions shall apply with respect to this Article
EIGHTH:

         1. The term "Business Combination" shall mean:

                  a. any merger or consolidation of the Corporation or any Major Subsidiary (as hereinafter defined) with, or any sale, lease, exchange, transfer or other disposition of substantially all the assets or outstanding shares of capital stock of the Corporation or any Major Subsidiary with or for the benefit of (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger, consolidation or sale, lease, exchange, transfer or other disposition would be an Affiliate or Associate of an Interested Stockholder; or

                  b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, any Major Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value and/or involving aggregate Fair Market Value and/or involving aggregate commitments of ten million dollars ($10,000,000) or more; or

                  c. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries (as hereinafter defined) or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                  d. any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (c).

                  Notwithstanding anything contained in this Paragraph 1 of Section C to the contrary, no such aforementioned transaction shall be deemed to be a Business Combination subject to this Article EIGHTH if the Announcement Date of such transaction occurs more than eighteen months after the Determination Date with respect to such Interested Stockholder.

         2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, including, without limitation, the Common Stock, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

         3. The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

         4. The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who
(a) is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner of Voting Stock representing twenty-five percent (25%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing twenty-five percent (25%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

         5. A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5 of Section C, but shall not include any other shares of Capital Stock that may be reserved for issuance or issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         6. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on the date that this Article EIGHTH is approved by the Board of Directors (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation); provided, however, that the terms "Affiliate" and "Associate" shall not include any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

         7. The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Section C, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

         8. The term "Major Subsidiary" means Land-O-Sun Dairies, Inc., Atlanta Dairies, Inc., SEFCO Holdings, Inc. or Longlife Dairy Products Company, Inc., or any other Subsidiary having assets of ten million dollars ($10,000,000) or more as reflected in the most recent fiscal year-end audited, or if unavailable, unaudited, consolidated balance sheet, prepared in accordance with generally accepted accounting principles.

         9. The term "Continuing Director" means any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors either on the date hereof or prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors; provided, however, that the term "Continuing Director" shall not include any officer of the Corporation or of any Affiliate or Associate of the Corporation. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

         11. The term "Continuing Director Quorum" means at least two (2) Continuing Directors capable of exercising the power conferred upon them under the provisions of the Certificate of Incorporation and By-laws of the Corporation.

         12. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

         D. A majority of the Continuing Directors at a meeting at which a Continuing Director Quorum is present shall have the power and duty to determine the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article EIGHTH, including, without limitation, (1) whether a person is an Interested Stockholder, (2) the number of shares of Capital Stock or other securities beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of ten million dollars ($10,000,000) or more as provided in Paragraph lb of Section C of this Article EIGHTH, and (5) whether a Subsidiary is a Major Subsidiary. Any such determination made in good faith shall be binding and conclusive on all parties. In the event a Continuing Director Quorum cannot be attained at such meeting, all such determinations shall be made by the Delaware Court of Chancery.

         E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         F. The fact that any Business Combination complies with the provisions of Section B of this Article EIGHTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

         G. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder, shall be required to amend, alter, change or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article EIGHTH; provided, however, that this Section G shall not apply to, and such sixty-six and two-thirds percent (66-2/3%) vote shall not be required for, any amendment, repeal or adoption recommended by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the entire Board of Directors if all of such directors voting for such recommendation are persons who would be eligible to serve as Continuing Directors within the meaning of Section C, Paragraph 9 of this Article EIGHTH.

         NINTH: A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not more than nine (9) directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected initially for a one-year term, Class II directors initially for a two-year term and Class III directors initially for a three-year term. At each succeeding annual meeting of stockholders beginning in 1989, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article NINTH unless expressly provided by the Authorization Resolutions that set forth the terms of the Preferred Stock.

         B. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, this Article NINTH.

         TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-laws. The affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's By-laws. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares entitled to vote at an election of directors shall be required to adopt, amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, this Article TENTH.

         ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the GCL, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provision of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization, if sanctioned by the court to which the said application has been made, shall be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         TWELFTH: Except as provided in Articles FOURTH, EIGHTH, NINTH and TENTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         THIRTEENTH:

                  A. Certain Definitions.

                  As used in this Article THIRTEENTH, the following terms have the following respective meanings:

                  "Corporation Securities" means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation,
         (iii) warrants, rights, or options (within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation from the Corporation and (iv) any other interests that would be treated as "stock" of the corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

                  "Five-Percent Shareholder" means a Person or group of Persons that is identified as a "five-percent shareholder" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g)(1).

                  "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Treasury Regulation Section Section l.382-2T(g), (h), (j) and (k).

                  "Person" means an individual, corporation, estate, trust, association, company, partnership, or similar organization.

                  "Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and void under this Article THIRTEENTH.

                  "Restriction Release Date" means December 31, 1995.

                  "Transfer" means any sale, transfer, assignment, conveyance, pledge, or other disposition.

                  "Treasury Regulation Section 1.382-2T" means the temporary income tax regulations promulgated under Section 382 of the Internal Revenue Code of 1986, as amended, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

                  B. Restrictions.

                  Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder, or (2) the Percentage Stock ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, however, that nothing herein contained shall preclude the settlement of any transaction entered into through the facilities of the over the counter electronic bulletin board of the National Association of Securities Dealers in the Corporation Securities.

                  C. Certain Exceptions. The restrictions set forth in paragraph B of this Article THIRTEENTH shall not apply to:

                  1. any Transfer which has been approved in advance by the Board of Directors, which approval may be withheld only if, in the judgment of the Board of Directors, such Transfer may result in any limitation on the use of the Corporation's net operating loss carryforwards, tax losses recognized in the future, or other tax attributes; or

                  2. any Transfer made in compliance with exceptions established from time to time by resolution of the Board of Directors.

                  D. Treatment of Excess Securities.

                  1. No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the "Excess Securities"). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions in liquidation in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

                  2. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors which agent shall be the transfer agent for the Corporation Securities (the "Agent"). The Agent shall thereupon sell the Excess Securities transferred to it in an arm's-length transaction. If the Purported Transferee has resold the Excess Shares before receiving the Corporation's demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount pursuant to paragraph D.3 of this Article THIRTEENTH if the Agent rather than the Purported Transferee had resold the Excess Shares.

                  3. The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee has previously resold the Excess Shares, any amounts received by it from a Purported Transferee as follows: (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Shares (or the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Transfer of the Excess Shares at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined in the discretion of the Board of Directors; and (3) third, any remaining amounts shall be paid in equal shares to the United Way. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount specified in clause (2) of the preceding sentence. In no event shall the proceeds of any sale of Excess Shares pursuant to this Article THIRTEENTH inure to the benefit of the Corporation.

                  4. If the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to paragraph D.2 of this Article THIRTEENTH, then the Corporation shall institute legal proceedings to compel the surrender.


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                  5. The Corporation shall make the demand described in
         paragraph D.2 of this Article THIRTEENTH within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Article THIRTEENTH shall apply nonetheless.

                  E. By-laws, Legends, Etc.

                  1. The By-laws of the Corporation shall make appropriate provisions to effectuate the requirements of this Article THIRTEENTH.

                  2. All certificates representing Corporation Securities issued after the effectiveness of this Article THIRTEENTH shall bear a legend to the effect that such Corporation Securities and any Corporation Securities acquired upon exercise or conversion of such Corporation Securities are subject to the restrictions set forth in this Article THIRTEENTH.

                  3. A majority of the Directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Article THIRTEENTH, including without limitation (1) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer,
         (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to clause (2) of paragraph D.3 of this Article THIRTEENTH, and (6) any other matters which a majority of the Directors determine to be relevant; and the good faith determination of a majority of the Directors on such matters shall be conclusive and binding for all the purposes of this Article THIRTEENTH.

                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by William R. Berkley, its Chairman of the Board, and Nelson A. Barber, its Assistant Secretary, this 20th day of May, 1993.


                                              By:   /s/ William R. Berkley
                                                 ------------------------------
                                                 William R. Berkley
                                                 Chairman of the Board

ATTEST:  /s/ Nelson A. Barber
       ------------------------------
       Nelson A. Barber
       Assistant Secretary





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